SALE PURCHASING AGREEMENT (hereinafter referred to as the "Agreement") entered into by, as the first party, BAJA AQUA FARMS, S.A. DE C.V. (hereinafter referred to as "BAF"), represented herein by Mr. Jaime Cuadra Velez and, as the second party, MARPESCA S.A.DE C.V. (hereinafter referred to as the "Fishing Company"), represented herein by Victor Manuel Guadardo France. This agreement is entered upon according the following:

CONSIDERATIONS

I.	BAF States through its representative

(a)	That it is a Mexican company duly organized in accordance to the laws of Mexico.

(b)
That the legal representative that appears to execute this agreement is vested with full authority required to execute this agreement. To this day such authority has not been revoked, modified or limited.

(c)	That tuna farming is one of the company purposes, for this reason the company requires a supply of high quality sardine to feed the tuna.

(d)
That by virtue of the aforegoing, and for purpose of securing the supply of sardine, the company wishes to enter into this agreement with the Fishing Company, in accordance with the clauses and conditions stated below.

(e)	That the company is registered under tax id number BAF991209B16

II.	The fishing company declares through its representative

(a)    That it is a Mexican company duly organized in accordance to the laws of Mexico.

(b)
That the legal representative that appears to execute this agreement is vested with full authority required to execute this agreement. To this day such authority has not been revoked, modified or limited.

(c)	That the company is operating several vessels (hereinafter referred to as the "Vessels") which are in seaworthy conditions with equipment and permits in force for the catching of sardine.

(d)	That it is interested in executing this agreement with BAF, in accordance to the clauses and conditions stated below.

(e)	That the company is registered under tax id number MAR040714RP9

IN WITNESS THEREOF, the parties hereby formalize this agreement, binding themselves to the following:

CLAUSES

1.	PURPOSE

1.1
By this contract the Fishing Company is bound to carry out the catching of fish and deliver the entire product obtained from the Vessels, basically sardine, to BAF, in accordance to the provisions of this agreement and according to the instructions of the last mentioned.

1.2	In light of the above, 100% of the product catch with the vessels shall be exclusively for supplying BAF, unless a written authorization is given to the fishing company by BAF.

2.	PAYMENT

2.1
For each ton of sardine received to the satisfaction of BAF, BAF shall pay the Fishing Company an amount ranging from $60 USD (sixty dollars 00/100 legal tender of the United States of America) to $150.00 USD (one hundred and fifty dollars 00/100 legal tender of the United States of America) or the equivalent in Mexican pesos at the exchange rate posted by the Bank of Mexico in the Official Newspaper of the Federation to comply with obligations in foreign currency at the day of payment. Said sardine shall have the minimum quality required by BAF.

2.2
The basis to establish the payable amount of sardine approved by BAF shall be the sardine size and place it was caught, as set forth in the document labeled as Schedule "A" attached to this agreement. Such attachment, once signed by the parties shall become an integral part of this agreement and it is deemed as reproduced herein.

2.3	The fishing company shall furnish an invoice with all the tax requirements for review and payment in the offices of BAF.

3.	TAXES

3.1	Any taxes or fees arising out of the formalization and the term of this Contract shall be at the expense of the party legally bound to pay them according to the current applicable fiscal laws.

4.	TERM

4.1	This agreement is gotten into for a determined time and shall begin on the date of signing and will end on December 31st of 2008.

4.2	Once the term of this agreement is ended the parties may, under BAF's request, extend said term provided the vessels arrange to have all documentation required for navigation and operation updated.

5.	SARDINE QUALITY AND DELIVERY

5.1	BAF shall provide the quantity of sardine required and the place where it shall be delivered.

5.2
Before delivery and prior to receiving the product, the sardine shall be inspected by a person appointed by BAF to ensure the sardine caught is in a whole piece, that it is in good condition and that it complies with the minimum quality required. Furthermore, the size of the sardine shall be inspected in order to determine the payment payable, pursuant to the provisions of the Payment Clause.

5.3
Likewise, in this action the Fishing Company expressly authorizes BAF's representative to perform, at any time and with no need of any request in advance, testing to find out the sardine acidity, for this may impact the mortality rate of the tuna contained within the fishing concessions of BAF.

5.4
Payments shall be made of the product approved by BAF's representative only, pursuant the provisions set forth in this agreement and Schedule "A" herein. Furthermore, as stated above, the sardine not complying with the required standards shall not be received nor paid by BAF and it is the obligation of the fishing company to take all the proper measures to dispose of the product.

6.	EARLY TERMINATION

6.1.1
Notwithstanding the term of the agreement, this can be terminated at the will of any of the parties by means of a written notice provided 60 calendar days in advance to the date termination is intended.

7.	NOTARY FORMALIZATION

7.1
Even though no notary formalization is required for this contract, the parties agree in that at the request of any of them, they are bound to formalize this contract before a notary public and any expenses arising thereof shall be the obligation of the requesting party.

8.	SURVIVAL

8.1
The provisions relative to notices, venue, applicable law, as any other provisions which for their nature shall survive the termination or completion of this contract shall remain valid after the termination or completion of the same.

9.	APPLICABLE LAWS

This contract shall be governed by, and construed under, the laws of the Mexican United States (Mexico).

10.	VENUE

10.1
This agreement is executed in good faith and with the best intention of the parties to work together and obtain reciprocal benefits, for this reason they agree to talk and resolve any matter in a conciliatory manner.

10.2
Notwithstanding the foregoing, and in the event that no agreement is reached, anything related to the interpretation and enforcement of the same, including questions regarding the validity of the contract, the parties expressly agree to be submitted to the venue and jurisdiction of the competent courts of the city of Ensenada, Baja California, waiving any other venue they may be entitled to due to their current or future addresses, or for any other reason.

11.	NOTIFICATIONS

11.1
All notices, requirements and requests, and other communications between the parties - including notifications of change of address, shall be made in writing, and shall be deemed to have been properly communicated when these have been delivered personally or by means of certified mail, with proof of receipt, to the address(es) specified in this clause, or to an address established in and by any notification of a change of address.

BAF:

BAJA AQUA FARMS, S.A. DE C.V.
Calzada Emiliano Zapata, 271-1
El Sauzal de Rodriguez
Municipio de Ensendada, Baja California 22760
Mexico

The Fishing Company

MARPESCA, S.A. DE C.V.
Blvd. Agua Caliente 4558-1104
Col. Aviacion
Tijuana, Baja California 22420

12.	WAIVERS

12.
Any omission by either of the Parties in the execution of their rights as stipulated in this Contract shall under no circumstances amount to a waiver of the same; neither shall the singular or partial exercise by either of the Parties of any right derived from this Contract exclude the simultaneous or subsequent exercise of any other right, faculty or privilege.

13.	ASSIGNMENT

13.1	None of the parties may assign from, or in any way transfer to another, this Contract, nor the rights and obligations contained in the same, without the written consent of the other party.

14.	MODIFICATIONS/AMENDMENTS

14.1
No modification or provision of this contract, and no consent given by either of the parties to the other, diverging the terms and conditions of this Contract shall take effect unless done in writing and signed by both parties and, even under those circumstances, any withdrawal or consent will only be effective for the specific case and specific purpose for which it is granted.

15.	SEVERABILITY

15.1
If a competent court should declare null, invalid or unenforceable any stipulation contained in this Contract, the remaining stipulations contained herein shall remain in full force and effect, and the Parties shall then modify the Contract in such a way that the eliminated Clause shall be as applicable and valid as possible.

16.	ENTIRETY OF THIS AGREEMENT

16.1
This contract contains the complete Agreement in regard to the matter taken up herein, and replaces any previous or current agreements or communications in regard to its content. No communication, declaration, negotiation or agreement between the parties which is made prior to the formalization of this Contract shall have any effect on the interpretation of the terms and conditions of the same.

17.	HEADINGS

17.1
The parties agree that the heading used for the clauses of this contract are only for reference purposes and do not limit in any way the content and scope of the same; it is the content of said clauses which is binding.

FOR PURPOSES OF FORMALIZATION AND CONFERRAL OF LEGAL EFFECT, the Parties, having read this contract and understood their obligations in regard to it, formally declare that there is in the same no error, deceit or intent to injure which might invalidate it; therefore they do sign it, in two original copies, in the City of Ensenada, Baja California, on this 2nd day of January, 2008, in the presence of two witnesses.

BAJA AQUA FARMS, S.A. DE C.V.

Signed by:	/s/ Jaime Cuadra
Jaime Joseph Cuadra Velez

MARPESCA, S.A. DE C.V.

Signed by:	/s/ Victor Guardado
Victor Manual Guardado France

WITNESS		WITNESS
By:	/s/ Susana Garcia	By:	/s/ Ana Carballo
Name:	Susana Garcia Ochoa	Name:	Ana Alicia Carballo Garcia

SCHEDULE "A"

SIZE SCHEDULE

MARPESCA – BAF SARDINE SALE

Weight	Fishing area	Price per ton	Weight	Fishing area Price per ton	
- 40 gr	Ensenada	$ 60.00 USD	- 40 gr	San Quintín	$ 150.00 USD
40 – 60 gr	Ensenada	$ 90.00 USD	40 – 60 gr	San Quintín	$ 150.00 USD
60 – 80 gr	Ensenada	$ 100.00 USD	60 – 80 gr	San Quintín	$ 150.00 USD
80 – y más gr.	Ensenada	$ 120.00 - $ 150.00 USD	80 – y más gr.	San Quintín	$ 150.00 USD